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                                                                    EXHIBIT 99.1

             LAMAR ADVERTISING COMPANY ANNOUNCES CONSENT ACHIEVEMENT

     BATON ROUGE -- (BUSINESS WIRE) -- November 7, 1996 -- Lamar Advertising Company announced today that, in connection with its tender offer for, and its consent solicitation with respect to, all of its $100,000,000 outstanding 11% Senior Secured Notes Due May 15, 2003, as of 9:00 a.m. on November 7, 1996, holders representing over a majority in principal amount of the Notes had validly tendered their Notes and delivered their consents to certain amendments to the indenture under which the Notes were issued. The proposed amendments would, among other things, eliminate substantially all of the indenture's restrictive covenants, release Lamar's subsidiaries from their obligations as guarantors of the Notes and release the collateral securing the Notes.

     Under the terms of Lamar's offer to purchase governing the tender offer and consent solicitation, which was mailed to all registered holders of the Notes on October 17, 1996, only holders who tender their Notes and deliver related consents by 12:00 midnight, New York City time, on November 8, 1996 will be entitled to receive a consent payment of $5.00 per $1,000 principal amount of Notes if the Notes are accepted for purchase pursuant to the offer to purchase. Note holders who validly tender Notes after November 8 but prior to 12:00 midnight on the expiration date, which will be November 19, 1996, unless extended, will not be entitled to a consent payment, but will receive the balance of the consideration being offered for the outstanding Notes, subject to the terms and conditions of the Company's offer to purchase.

     If Notes representing a majority in principal amount of the total amount outstanding remain validly tendered and unrevoked at 12:00 midnight, New York City time, on November 8, 1996, the Company intends to promptly cause a supplemental indenture incorporating the proposed amendments to be executed, as described in the Company's offer to purchase. Although the supplemental indenture will have then been executed, the proposed amendments will not become operative unless the Company's offer to purchase is consummated in accordance with its terms. If the proposed amendments become operative, the holders of untendered Notes will be bound thereby.

     As previously announced, the tender offer consideration will be priced to equal (i) the present value on the payment date of the Notes, determined on the basis of a yield to the earliest redemption date equal to the sum of (x) the yield on the 6-1/8% U.S. Treasury Note due May 15, 1998, as of 2:00 p.m., New York City time, on the third business day immediately preceding the expiration date of the tender offer plus (y) 75 basis points (such price being rounded to the nearest cent per $1,000 principal amount of Notes), plus (ii) accrued but unpaid interest, if any, up to but not including the payment date, minus (iii) a payment of $5.00 per $1,000 principal amount of Notes validly tendered, which is equal to the consent payment referred to above. The tender offer is conditioned upon, among other things, the execution by the trustee of the supplemental indenture to the indenture under which the Notes were issued.


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     Smith Barney, Inc. is the Dealer Manager for the tender offer and consent solicitation, and, MacKenzie Partners, Inc. is the Information Agent.


     CONTACT: Lamar Advertising Company
              Keith Istre, (504) 926-1000
                       or
              MacKenzie Partners Inc.
              Mark H. Harnett, (212) 929-5877
                       or
              Smith Barney Inc.
              Paul Galant, (800) 655-4811